EXHIBIT 14.0

Heritage Financial Corporation

Code of Ethics Policy

General Policy Statement

The Board of Directors of Heritage Financial Corporation and its subsidiaries (“The Company”) have adopted this Code of Ethics Policy to guide the directors, officers and employees of the Company regarding the ethical standards that they expect these individuals to follow in their personal and business conduct. It is our intent to conduct our business according to the highest ethical standards to merit the complete confidence and trust of our customers, stockholders and the general public. The Company’s directors, officers, and employees must assume responsibility for their personal and business conduct so that it does not harm the Company’s reputation as a responsible financial services organization and public company.

Compliance with Laws and Regulations

We expect the directors, officers and employees (collectively referred to as “insiders”) of the Company to fully comply with the requirements of applicable laws and regulations. Particularly, as a public company, we intend to, and expect the Company’s insiders to comply with the requirements of the Sarbanes-Oxley Act of 2002. We expect the Company’s insiders to use good judgment and high ethical standards in their personal and business conduct. In addition, we expect those individuals to avoid illegal, dishonest or unethical conduct. Our policy is to create records and accounts that accurately reflect the institution’s financial condition. Any officer or employee falsifying any books, records, or documents of the institution shall be dismissed from employment and prosecution recommended accordingly.

Dealings with Auditors

Insiders are required to fully cooperate with internal and external auditing or regulatory auditing staff. We expect our directors, officers and employees to honestly and openly answer all questions asked by the auditors. Insiders are prohibited from destroying any documents that may be necessary for any investigation by a federal or state governmental agency, or the auditors. In addition, insiders may not destroy any document that is required to be kept under the Company’s Record Retention Schedule.

Policy Administration

Each insider is responsible for being familiar with the Code of Ethics. Executive officers shall be responsible for appropriately advising the Company’s employees about the requirements of the Code of Ethics and monitoring subordinate staff for compliance.

Executive officers are responsible for implementing the Code of Ethics and taking appropriate corrective action where necessary. Any officer or employee violating provisions of the Code of Ethics may be dismissed from employment. Any director violating the provisions of this Code of Ethics may be subject to removal by the other directors and/or the stockholders.

Conflicts of Interest

A conflict of interest is defined as an insiders involvement in outside businesses which might either conflict with the insider’s duty to the Company or adversely affect the individual’s judgment in the performance of his or her responsibilities. Our policy prohibits Company insiders from engaging in personal conduct that will conflict with the interests of the Corporation. In addition, we believe it is important to avoid even the appearance of a conflict of interest since this may damage the Company’s reputation.

Officers and employees are prohibited from representing themselves, family members, members, members of their household or close personal friends in any business conducted with Heritage Bank or Central Valley Bank (collectively referred to as the “Bank”). This includes but is not limited to, processing transactions, changing or updating personal information on bank systems or records, approving exceptions or extending credit.

Acceptance of Gifts

Employees and their immediate family shall not solicit, accept, or retain a personal benefit from:

•	Any Bank customer,

•	any individual or organization doing or seeking to do business with the Bank, or

•	any other individual or organization based on a relationship with the Bank or Company.

A personal benefit shall include any type of gift, gratuity, favor, service, loan, legacy (except from a relative), fee, compensation, or anything of monetary value.

Certain exceptions to this general rule may be acceptable if there is not, and there appears not to be, a reasonable likelihood of improper influence on the insider’s performance of his or her duties for the Company. The personal benefit may not exceed the value of the following:

•	Normal business courtesies, such as a meal or entertainment, involving no more than ordinary amenities;

•	Non-cash gifts of nominal value such as those received at holiday time or special occasions that represent expressions of friendship;

•	Gifts based upon kinship, marriage, or social relationships entirely beyond and apart from any business relationship;

•	Unsolicited advertising and promotional material of nominal value; and

•	Awards given by charitable, educational, civic or religious organizations for meritorious contributions or service.

Any insider receiving a personal benefit, other than for the exceptions listed above, must report the benefit to the company’s Chief Executive Officer (CEO) or other appropriate official.

We recognize that federal law makes it a crime for any insider of a federally insured bank or bank holding company to ask, solicit, accept, receive, or agree to receive anything of value from anyone as part of any business transaction with the Bank. The Bank Bribery Act requires that the insider have a corrupt intent for this to be considered a crime. We also acknowledge that the penalty for violating this law is a fine, or imprisonment, or both. Any improper payment should be immediately reported to the company’s CEO or other appropriate official.

Political Contributions

The Company is prohibited from making a contribution or expenditure in any federal or state election to political office. We prohibit any insider from making any direct or indirect contribution of Company funds or other Company property for the election of any candidate for any political office. This prohibition includes the use of our Company’s corporate facilities and equipment for any political activity.

The Company may make a loan to a candidate for political office or a political action committee if the loan is made in the ordinary course of business and complies with the Bank’s Loan Policy.

An insider may participate in political activities as an individual, but not as a representative of the Company. To avoid any misunderstanding, the employee may not use the Company’s name or address in any political advertisement or campaign literature. Insiders may make personal contributions to candidates or political action committees as they so desire.

No political activities or outward demonstration of political beliefs such as buttons or posters shall be displayed in the workplace or on Company premises. Employees elected to political positions may hold such positions only as they do not violate the guidelines on outside employment.

Civic and Charitable Activities

Employees are encouraged to participate as an individual in non-profit social, civic or philanthropic activities.

Outside Employment

We discourage Company officers and employees from holding outside employment. The employee should present a written request to the Bank’s CEO for prior approval in those cases where the officer or the employees believes it is justified. The CEO may not approve any outside employment activity that might:

•	Subject the Company to criticism,

•	Encroach upon regular working hours,

•	Interfere with the officer’s or the employee’s regular duties, or

•	Necessitate that the officer or the employee work such long hours that it affects that individual’s productivity.

Company officers or employees may not be employed by any other financial institution except the holding company.

Officers and employees may not become or continue to serve as directors of outside corporations regardless of whether the corporations are Bank customers. The company’s CEO may make an exception to this policy if there is an overriding business reason to do so. Officers and employees must obtain prior approval from the company’s CEO before accepting any offer to be a director of an outside corporation. These restrictions, however, do not apply to corporations that are closely held by the officer’s or employee’s family or involve a non-profit social, civic, religious or philanthropic institution.

Business Opportunities

An insider must not take an opportunity that rightfully belongs to the Company or its subsidiaries. The opportunity rightfully belongs to the Company or its subsidiaries in any case where the Company or its subsidiaries have been seeking a particular business opportunity. Insiders may not divert these rightful business opportunities to themselves or to others.

Personal Finances

Each insider should conduct his or her financial affairs in a manner that is above criticism. Insiders and their immediate families should borrow only from reputable organizations that regularly lend money. Bank executive officers who borrow from another bank or financial institution must comply with regulatory reporting requirements. For this purpose, Company executive officers are only those policy-making officers specifically appointed by Board Resolution. Company officers and employees are not permitted to borrow money from their co-workers and should discuss any financial emergency with the CEO. Employees may borrow money from relatives without restriction.

Company officers and employees should not sign on customer’s accounts, act as deputy or co-renter of customer’s safe deposit boxes, or otherwise represent customers, except when the customer is related to the employee by blood or marriage.

Personal Investment Activity

Insiders may not engage in any investment transactions which create, or give the appearance of creating, a conflict of interest between the insider and the Bank or between the Bank and any customer. We do not believe it is possible to specifically list all of the possible conflicts of interest. However, we require that the following specific situations be avoided:

•	Buying securities of a customer, supplier, borrower, or competitor where it may be construed as affecting the insider’s judgment that is exercised on the Bank’s behalf;

•	Investing in a company where the insider, as a representative of Heritage Financial Corporation or its subsidiaries has access to non-public information concerning the company;

•	Permitting a customer to arrange investments for the account of the insider or his or her immediate family;

•	Investing in customer-sponsored businesses under circumstances that might create a conflict of interest or the appearance of a conflict; and

•	Making investments that parallel or anticipate investment action by the Bank.

Any executive officer who has a margin account with a broker or dealer in securities or commodities must report that information to the company’s CEO or other appropriate official.

Purchase of Bank Assets

Bank insiders, whether acting individually or in a fiduciary capacity, are not permitted to sell or purchase assets to or from the Bank or any estate being administered by the Bank without obtaining prior approval of the Bank’s CEO or other appropriate official. The Bank insider is not required to obtain prior approval for any assets that the Bank is selling at a public sale or auction.

Employee Purchase or Sale of HFC Securities (a.k.a. Insider Trading)

Heritage Financial Corporation (HFC) prohibits the purchase or sale of HFC’s securities, directly or indirectly, by any insider of HFC, or its subsidiaries, or by any member of such insider’s household, while the insider possesses material non-public information concerning HFC. The Company, its insiders, and third parties with knowledge of material inside information may be subject to severe penalties under federal and state securities laws for the use or disclosure of material inside information.

“Material” information includes any information that would influence a reasonable investor to buy or sell HFC securities. Examples of information that the courts have held to be material are:

1.	A change in annual or quarterly earnings of HFC.

2.	A proposed acquisition of another corporation by HFC or other merger or acquisition transactions involving HFC.

3.	Significant write-off of loans.

4.	Material change in loan loss reserves or policy for funding reserves.

5.	Purchase or sale of significant assets.

“Nonpublic” information is information which has not been disclosed to the public generally, such as through a press release to a news wire service, public report filed with the Securities and Exchange Commission (SEC), or other means of widespread dissemination.

An insider of HFC who becomes aware of any such information concerning HFC cannot legally buy or sell HFC stock; or communicate such information to other persons (sometimes referred to as “tipping”).

To help minimize risks of liability under The Securities Exchange Act of 1934, it is recommended that insiders comply with the following guidelines.

Insiders may not purchase or sell HFC securities if:

•	they have knowledge of material nonpublic information (see definition above),

•	HFC is in a period when the prior quarter’s earnings have not yet been publicly released,

•	they have a question whether nonpublic information is material (see definition above),

•	less than 48 hours have passed since the release by HFC of information that was previously nonpublic information, such as quarterly or annual earnings (this period may be longer if called for by the importance of information released).

Insiders may purchase or sell HFC securities if:

•	they do not possess material information (see definition above).

•	more than 48 hours (or longer period if called for by the importance of the information released) have passed since the release of information that was previously material nonpublic information, such as quarterly or annual earnings.

Any employee of HFC who engages in such illegal conduct will be subject to immediate dismissal. Any director who engages in such illegal conduct may be subject to removal by the other directors and/or the stockholders.

Lending Practices

The Bank’s lending officers must use prudent lending guidelines as detailed in the Bank’s Loan Policy in making loans to Bank customers. The lending officer must justify any interest rate concessions based on the borrower’s creditworthiness and overall business relationship with the Bank.

Lending officers may not grant direct or indirect accommodations or make credit recommendations for:

•	Members of their families,

•	Any individual or organization to which the officer or employee or his or her immediate family is indebted, or

•	Any organization which the employee or his or her immediate family is associated or hold a material financial interest.

We do not require that a customer purchase other services from our Bank or prohibit the customer from dealing with our competitors as a condition to obtaining a loan or other banking services from our Bank.

Bank employees may not grant any loan or gratuity to any federal or state bank examiner or employee working for the Bank’s auditing firm.

Advising Customers

Bank officers and employees must exercise care in discussing transactions with customers since the Bank may not practice law or give legal or tax advice. Consequently, Bank officers and employees must not say anything that may be interpreted as legal or tax advice.

Bank officers and employees must recommend several qualified sources if a customer asks about professional services, including attorneys, accountants, insurance agents, etc. Bank officers and employees should avoid specifically recommending anyone or any firm when a customer asks for advice regarding professional services.

Employees must observe fair and ethical conduct in dealing with our competitors. We believe that it is inappropriate and unethical for our employees to make disparaging remarks concerning our competitors. Our strategy is to emphasize the quality and competence of our directors, officers, and employees in soliciting new customers. In addition, employees are prohibited from working with competitors to set or control interest rates, prices or marketing practices.

Borrowing from Customers

Insiders may not borrow from or extend credit to any customer or supplier of the Bank unless the customer or supplier is a recognized lending institution. Insiders should not cosign, endorse, or otherwise assume liability for the borrowings of any customer or prospective customer.

Serving as an Individual Fiduciary

Bank officers and employees must request prior approval from the Bank’s CEO or other appropriate official before accepting appointment as a fiduciary or a co-fiduciary for a customer’s account. The only exception to this rule is that a Bank officer or employee may serve as a fiduciary for a member of his or her immediate family without obtaining prior approval of the CEO or other appropriate official. A Bank officer or employee may not receive a fee for acting as a co-fiduciary with the Bank unless specific prior approval is received.

Confidential Nature of Bank/Customer Information

We believe that it is essential to safeguard the confidential nature of customer financial information to maintain our Bank’s reputation and the trust of the general public. Our policy is that customer confidential information acquired by any insider as a result of his or her activities on the Bank’s behalf must be held in the strictest confidence. The insider may only use this information for Bank-related purposes and not for personal gain. An insider may only release information regarding a customer to private persons, organizations, or governmental bodies with the customer’s written consent or appropriate legal process, such as a subpoena or court order. Insiders may not discuss confidential customer information with anyone outside the Bank. In addition, insiders may only discuss confidential customer information with insiders that have a legitimate business need to know.

The Bank’s CEO or other appropriate official is responsible for reviewing any request for such information, including subpoenas and court orders. Additionally, employees who gain unauthorized access to another employees’ salaries or private financial data (including accessing employee accounts or loan information without a business reason to do so) will be subject to disciplinary action, up to and including termination.

Confidential information includes account balances and credit extensions, the financial condition of a customer, and the anticipated changes in management or in the conduct of the affairs of a business customer. Confidential business information may include details regarding operations and finances, customer identities and accounts, computer programs and systems, employees, policy and procedure manuals, and other proprietary information.

Insiders may not release financial or other information regarding the Bank to any outside person or organization unless it has been published in reports to stockholders or otherwise made available to the public through authorized news releases, SEC filings or regulatory reports. All requests for information from the media should be directed to the CEO or the President. The CEO or other appropriate official must approve in advance any public statements, speeches, or interviews made on behalf of the Company or its subsidiaries. All requests for information regarding current or past employees, such as verifications of employment, or references, must be forwarded to the Human Resources Department. Insiders are prohibited from attempting to obtain confidential information from Bank systems or departments for which they have not received appropriate authorization. New employees receive Customer Information Security training and annually Customer Information Security training is provided to all employees. Employees violating this policy will be subject to discipline up to and including termination and may be subject to legal action.